Exhibit 99.1

For Immediate Release

VPG Reports Fiscal 2026 First Quarter Results;

Orders Exceed $100 million and Revenue Grew Sequentially and Year-over-Year

CHESTERBROOK, Pa. (May 12, 2026) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2026 first quarter ended April 4, 2026.

First Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):

•	Net revenues of $84.4 million increased 17.6%
•	Gross profit margin was 39.0% as compared to 37.7%
•	Adjusted gross profit margin* was 39.0% as compared to 38.4%
•	Operating margin was 0.4% as compared to (0.1)%
•	Adjusted operating margin* was 1.9%, as compared to 1.9%
•	Diluted net loss per share of $0.02 compared to a diluted net loss per share of $0.07
•	Adjusted diluted net earnings per share* of $ 0.07 compared to $ 0.07.
•	Adjusted EBITDA* was $5.9 million with an adjusted EBITDA margin* of 7.0%

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We delivered an excellent start to fiscal 2026, with revenue growing 4.7% sequentially and 17.6% year over year. Bookings of $102.1 million increased 25.5% sequentially, reaching the third-highest quarterly level in VPG’s history, driven by a 29.0% sequential bookings growth in our Sensors segment due to strong demand across semiconductor equipment, data centers, avionics, military and space, and select industrial markets. Our consolidated book-to-bill of 1.21 reflects continued momentum, as all three segments reported book-to-bill ratios well in excess of 1.0. We are also encouraged by our progress in humanoid robotics, with $1.0 million of orders booked in the first quarter and initial engineering discussions underway with a fourth humanoid developer. With our new organizational structure now in place, we are executing key initiatives to drive accelerated growth and operational excellence as we position VPG to capture long-term opportunities in growth markets.”

Mr. Shoshani added: "Profitability in the quarter reflects deliberate investments to support our new operating model and growth initiatives, which we expect to drive improved operating leverage over time. Given current bookings trends and backlog, we are positive about our business environment for 2026. We also announced a revised target model that reflects accelerated organic top-line growth, supported by our business development initiatives, disciplined commercial execution, and investments in our new organization."

First Fiscal Quarter Financial Trends:

The Company's first fiscal quarter 2026 net loss attributable to VPG stockholders was $(0.3) million, or $(0.02) per diluted share, compared to net loss of $(0.9) million or $(0.07) per diluted share in the first fiscal quarter of 2025.

The first fiscal quarter 2026 adjusted net earnings* were $0.9 million, or $0.07 of adjusted diluted net earnings per share*, compared to $0.9 million or $ 0.07 of adjusted diluted net earnings per share* in the first fiscal quarter of 2025.

Segment Performance:

The Sensors segment bookings in the first fiscal quarter of 2026 grew 29.0% sequentially, resulting in a book-to-bill of 1.36.

The Sensors segment revenues of $33.3 million in the first fiscal quarter of 2026 increased 23.1% from $27.1 million in the first fiscal quarter of 2025. Sequentially, revenue increased 9.6% compared to $30.4 million in the fourth fiscal quarter of 2025. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors in the Test and Measurement and higher sales of strain gage sensors in the AMS and Other markets. Sequentially, the increase primarily reflected higher sales of precision resistors in the Test & Measurement and AMS markets and higher sales of strain gages in the General Industrial market.

Adjusted gross profit margin* for the Sensors segment was 34.8% for the first fiscal quarter of 2026, which increased from 30.8% in the first fiscal quarter of 2025 and increased from 28.5% in the fourth fiscal quarter of 2025. The year-over-year and sequential increases in gross profit margin were primarily due to higher volume, favorable product mix, higher manufacturing efficiencies, partially offset by unfavorable foreign currency exchange rates and higher personnel costs.

First-quarter 2026 bookings for the Weighing Solutions segment grew 16.8% sequentially, contributing to a book-to-bill of 1.09.

The Weighing Solutions segment revenues of $30.2 million in the first fiscal quarter of 2026 increased 14.4% from $26.4 million in the first fiscal quarter of 2025.  Sequentially, revenue increased 9.0% compared to $27.7 million in the fourth fiscal quarter of 2025. The year-over-year increase in revenues was mainly attributable to higher sales in the Other markets for medical applications, and the Industrial Weighing market. Sequentially, the increase in revenues was primarily due to higher sales in our Other markets and in our Transportation market.

Gross profit margin for the Weighing Solutions segment was 34.2% for the first fiscal quarter of 2026, which decreased from adjusted gross margin of 37.8% in the first fiscal quarter of 2025 and increased from 33.0% in the fourth fiscal quarter of 2025. The year-over-year decrease in gross profit margin was primarily due to unfavorable product mix, higher manufacturing and fixed costs, partially offset by higher volume and favorable foreign currency exchange rates. The sequential increase in gross profit margin primarily reflected higher volume and favorable foreign currency  exchange rates.

The Measurement Systems segment bookings in the first fiscal quarter of 2026 grew 32.3% sequentially, resulting in a book-to-bill of 1.15.

The Measurement Systems segment revenues of $20.8 million in the first fiscal quarter of 2026 increased 14.0% from $18.2 million in the first fiscal quarter of 2025. Sequentially, revenue decreased 7.3% compared to $22.4 million in the fourth fiscal quarter of 2025. The year-over-year increase was primarily attributable to higher revenue in the AMS market, which offset lower sales in the Steel and Transportation markets. Sequentially, the decrease in revenue was primarily due to lower sales in the Steel market which offset higher sales in the AMS market.

Gross profit margin for the Measurement Systems segment was 52.6% for the first fiscal quarter of 2026, which increased from 50.3% in the first fiscal quarter of 2025 and decreased from 52.8% in the fourth fiscal quarter of 2025. This compares with adjusted gross margin* of 50.3% in the first quarter of fiscal 2025, which reflected acquisition purchase accounting adjustments of $0.1 million. The year-over-year increase in gross profit margin was primarily due to higher volume and favorable product mix. The sequential decline in gross margin was primarily due to lower volume and wage increases, partially offset by favorable product mix.

Near-Term Outlook

“For the second fiscal quarter of 2026 at constant first fiscal quarter 2026 foreign currency exchange rates, we expect net revenues to be in the range of $85 million to $90 million,” said Mr. Shoshani.

*Use of Non-GAAP Financial Information:

Beginning in fiscal 2026, the Company revised its definition of certain non-GAAP financial measures to exclude share-based compensation expense in addition to the other items described below. This change is being made in light of the Company’s evolving compensation structure following recent organizational changes, including the hiring of senior executives and the expansion of equity-based incentive programs to attract and retain key talent.

Management believes that excluding share-based compensation expense in certain non-GAAP financial measures provides investors with additional insight into the Company’s core operating performance and enhanced understanding of business trends across reporting periods, including those in comparison to its main peer companies.

Share-based compensation expense will continue to be reflected in the Company's GAAP financial results and will be set forth in a specific line item in the reconciliation table between GAAP and non-GAAP measures. Prior-period non-GAAP financial measures have been recast to conform to the current presentation.

The Company defines “adjusted gross profit margin” as gross profit margin before start-up costs and acquisition purchase accounting adjustments and share-based compensation expense. “Adjusted operating margin” is defined as operating margin before start-up costs, acquisition purchase accounting adjustments, restructuring costs, severance costs, share-based compensation expense and gain on sale of asset held for sale. “Adjusted net earnings” and “adjusted diluted net earnings per share” are defined as net earnings attributable to VPG stockholders before start-up costs, acquisition purchase accounting adjustments, restructuring costs and severance costs, share-based compensation expense, foreign currency exchange gains and losses, associated tax effects, and gain on sale of asset held for sale. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation, and amortization, start-up costs, acquisition purchase accounting adjustments, restructuring costs and severance costs, foreign currency exchange gains and losses, share-based compensation expense and gain on sale of asset held for sale.

“Adjusted free cash flow” for the first fiscal quarter of 2026 is defined as the amount of cash generated from operating activities ($(0.6) million) in excess of capital expenditures ($(3.1) million), net of proceeds, if any, from the sale of assets ($(0.0) million).

Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s consolidated financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:

A conference call will be held on Tuesday, May 12, 2026 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-888-596-4144 or internationally +1-646-968-2525 and use passcode 6155497, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-800-770-2030 or internationally +1-609-800-9909 and by using passcode 6155497. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:

From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability or disruption caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Steve Cantor

Vishay Precision Group, Inc.

781-222-3516

info@vpgsensors.com

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Fiscal Quarter Ended
	April 4, 2026	March 29, 2025
Net revenues	$84,353	$71,741
Costs of products sold	51,479	44,696
Gross profit	32,874	27,045

Selling, general and administrative expenses	32,085	26,710
Restructuring costs	449	395
Operating income (loss)	340	(60)

Other expense:
Interest expense	(329)	(550)
Other	(169)	(677)
Other expense	(498)	(1,227)

Loss before taxes	(158)	(1,287)

Income tax expense (benefit)	129	(332)

Net loss	(287)	(955)
Less: net earnings (loss) attributable to noncontrolling interests	32	(13)
Net loss attributable to VPG stockholders	$(319)	$(942)

Basic loss per share attributable to VPG stockholders	$(0.02)	$(0.07)
Diluted loss per share attributable to VPG stockholders	$(0.02)	$(0.07)

Weighted average shares outstanding - basic	13,297	13,257
Weighted average shares outstanding - diluted	13,297	13,257

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	April 4, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,486	$87,366
Accounts receivable, net	61,415	56,348
Inventories:
Raw materials	32,124	32,760
Work in process	28,355	25,794
Finished goods	22,408	24,269
Inventories, net	82,887	82,823

Prepaid expenses and other current assets	19,306	20,425
Total current assets	246,094	246,962

Property and equipment:
Land	2,364	2,382
Buildings and improvements	79,267	78,737
Machinery and equipment	139,543	137,230
Software	12,082	11,692
Construction in progress	3,268	4,162
Accumulated depreciation	(160,843)	(158,123)
Property and equipment, net	75,681	76,080

Goodwill	47,237	47,367
Intangible assets, net	37,186	38,227
Operating lease right-of-use assets	22,653	22,892
Other assets	24,989	24,361
Total assets	453,840	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Balance Sheets

(In thousands)

	April 4, 2026	December 31, 2025
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,712	$10,530
Payroll and related expenses	18,900	19,569
Other accrued expenses and other current liabilities	19,959	20,833
Current portion of operating lease liabilities	4,439	4,347
Total current liabilities	55,010	55,279

Long-term debt	20,612	20,583
Deferred income taxes	4,267	3,834
Operating lease liabilities	19,336	19,547
Other liabilities	13,914	14,200
Accrued pension and other postretirement costs	6,224	6,219
Total liabilities	119,363	119,662

Equity:
Common stock, par value $0.10 per share: 25,000,000 shares authorized; 12,278,113 shares outstanding as of April 4, 2026 and 12,256,197 shares outstanding as of December 31, 2025	1,342	1,340
Class B convertible common stock, par value $0.10 per share: 3,000,000 shares authorized; 1,022,887 shares outstanding as of April 4, 2026 and December 31, 2025	103	103
Treasury stock, at cost - 1,137,995 shares held at April 4, 2026 and December 31, 2025	(25,335)	(25,335)
Capital in excess of par value	204,829	204,360
Retained earnings	196,951	197,270
Accumulated other comprehensive loss	(43,173)	(41,367)
Total Vishay Precision Group, Inc. stockholders' equity	334,717	336,371
Noncontrolling interests	(240)	(144)
Total equity	334,477	336,227
Total liabilities and equity	$453,840	$455,889

VISHAY PRECISION GROUP, INC.

Consolidated Condensed Statements of Cash Flows

(Unaudited - In thousands)

	Three Fiscal Months Ended
	April 4, 2026	March 29, 2025
Operating activities
Net loss	$(287)	$(955)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,210	4,035
Share-based compensation expense	837	545
Inventory write-offs for obsolescence	606	800
Deferred income tax expense	(487)	(489)
Foreign currency impacts and other items	(73)	478
Net changes in operating assets and liabilities:
Accounts receivable	(5,508)	1,823
Inventories	(1,061)	227
Prepaid expenses and other current assets	958	(848)
Trade accounts payable	1,333	253
Other current liabilities	(599)	292
Other non current assets and liabilities, net	(463)	(841)
Accrued pension and other postretirement costs, net	(62)	(71)
Net cash (used in) provided by operating activities	(596)	5,249

Investing activities
Capital expenditures	(3,060)	(1,507)
Net cash used in investing activities	(3,060)	(1,507)

Financing activities
(Distributions) Contributions from noncontrolling interests	(127)	147
Payments of employee taxes on certain share-based arrangements	(375)	(256)
Net cash used in financing activities	(502)	(109)
Effect of exchange rate changes on cash and cash equivalents	(722)	987
(Decrease) Increase in cash and cash equivalents	(4,880)	4,620
Cash and cash equivalents at beginning of period	87,366	79,272
Cash and cash equivalents at end of period	$82,486	$83,892

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	796	$454

VISHAY PRECISION GROUP, INC.

Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share

(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings (loss) Attributable to VPG Stockholders		Diluted Earnings (loss) Per share
Three months ended	April 4, 2026	March 29, 2025	April 4, 2026	March 29, 2025	April 4, 2026	March 29, 2025	April 4, 2026	March 29, 2025
As reported - GAAP	$32,874	$27,045	$340	$(60)	$(319)	$(942)	$(0.02)	$(0.07)
As reported - GAAP Margins	39.0%	37.7%	0.4%	(0.1)%	—	—	—	$—
Start-up costs	—	463	—	463	—	463	—	$0.04
Restructuring costs (a)	—	—	449	395	449	395	0.03	$0.03
Share-based compensation cost (b)	—	9	837	545	837	545	0.06	$0.04
Foreign currency exchange gain (c)	—	—	—	—	243	972	0.02	$0.07
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	303	534	0.02	$0.04
As Adjusted - Non GAAP	$32,874	$27,517	$1,626	$1,343	$907	$899	$0.07	$0.07
As Adjusted - Non GAAP Margins	39.0%	38.4%	1.9%	1.9%

(a) Restructuring cost in 2026
(b) Share-based compensation cost excluded for Non-GAAP results, effective beginning 2026, with prior period comparability

(c) Impact of foreign currency exchange rates on assets and liabilities

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted Gross Profit by segment

(Unaudited - In thousands)

	Fiscal Quarter Ended
	April 4, 2026	March 29, 2025	December 31, 2025
Sensors
Net revenues	33,314	27,056	30,402

As reported - GAAP	11,588	8,146	8,665
As reported - GAAP Margins	34.8%	30.1%	28.5%
Start-up costs	—	187	—
As Adjusted - Non GAAP	11,588	8,333	8,665
As Adjusted - Non GAAP Margins	34.8%	30.8%	28.5%

Weighing Solutions
Net revenues	30,236	26,438	27,739

As reported - GAAP	10,340	9,717	9,156
As reported - GAAP Margins	34.2%	36.8%	33.0%
Start-up costs	—	276	—
As Adjusted - Non GAAP	10,340	9,993	9,156
As Adjusted - Non GAAP Margins	34.2%	37.8%	33.0%

Measurement Systems
Net revenues	20,803	18,246	22,431

As reported - GAAP	10,946	9,182	11,844
As reported - GAAP Margins	52.6%	50.3%	52.8%
Acquisition purchase accounting adjustments	—	—	110
As Adjusted - Non GAAP	10,946	9,182	11,954
As Adjusted - Non GAAP Margins	52.6%	50.3%	53.3%

VISHAY PRECISION GROUP, INC.

Reconciliation of Adjusted EBITDA

(Unaudited - In thousands)

	Fiscal Quarter Ended
	April 4, 2026	March 29, 2025	December 31, 2025
Net loss attributable to VPG stockholders	$(319)	$(942)	$(1,871)
Interest Expense	329	550	412
Income tax expense (benefit)	129	(332)	1,235
Depreciation	3,223	3,056	3,060
Amortization	987	979	983
Restructuring costs (a)	449	395	697
Acquisition purchase accounting adjustments	—	—	110
Share-based compensation cost (b)	837	545	244
Foreign currency exchange gain (c)	243	972	1,378
ADJUSTED EBITDA	$5,878	$5,686	$6,248
ADJUSTED EBITDA MARGIN	7.0%	7.9%	7.8%

(a) Restructuring cost in 2026
(b) Share-based compensation cost excluded for Non-GAAP results, effective beginning 2026, with prior period comparability

(c) Impact of foreign currency exchange rates on assets and liabilities